April 24, 2012

Investing in the Future of Camden National Corporation and the State of Maine

Dear Fellow Shareholders:

I am pleased to share the exciting news of our acquisition of 15 Bank of America branches in Androscoggin, Kennebec, Knox and Penobscot Counties. This transaction is compelling from both a strategic and a financial perspective as the acquisition of branch and ATM locations will take place in markets that we have already identified as growth targets, and will result in a gain of over 38,000 households in the state of Maine. From a financial perspective, we will be acquiring the locations and relationships at a cost that could not be achieved through other avenues, such as de novo branching.

Like any major investment, we looked at this opportunity from several perspectives, which I am pleased to share with you today.

•	Strategically, we will achieve the following:
o	Increase our overall deposit market share in Maine from 7.3% to 9.1% based on June 30, 2011 FDIC deposit data, making us the largest independent community bank headquartered in the state of Maine.
o	Expand Camden National Bank’s presence in three priority target areas: Augusta, Bangor and Lewiston/Auburn. As a result of the proposed transaction, we believe that we will hold the fourth-largest share of deposits in those counties based on the most recent FDIC data.
o	Add 15 branches and approximately $414 million of core deposits.

•	Financially:
o	We expect the transaction to be accretive to earnings per share within the first year.
o	We anticipate the earn-back of tangible book value within four years.
o	Significantly more cost effective than a de novo branch start-up strategy.

•	Our analysis identified the risks as being manageable based on the following:
o	Markets in which the acquired branches operate are in the same or adjacent to areas in which we operate.
o	Extensive acquisition experience amongst our team.
o	Limited credit risk to us, as only $14 million of loans will be assumed.

Equally as important is the impact this acquisition will have on the people of Maine as well as our new and existing customers. We will now be able to provide additional convenient branch and ATM locations in many areas in the state, particularly the Augusta market, where we have no presence today. We’ll support our communities through charitable donations, employee volunteer efforts and direct financial investments, such as reopening the Orono branch to support the community and downtown. More importantly, all of our decisions will be made in Maine enabling us to use our local knowledge and insights to serve our communities and customers.

I would be remiss if I failed to mention that in order to achieve a successful transaction, it will demand the hard work and dedication of our employees. Already, many individuals have worked long days on this endeavor—sometimes into the early hours of the morning as well as on weekends—while maintaining their regular responsibilities and duties. From now until late in the third quarter when we expect to welcome our new customers to the Camden National family, there will be even more late nights and weekends of work. We truly ask a lot of our workforce and it is a privilege to be part of the Camden National team that serves our customers, shareholders, communities and other employees.

Over the weeks to come, there will be many communications regarding our acquisition and the upcoming transition of customers to Camden National. I encourage all shareholders to visit our website at www.camdennational.com for the latest news on this exciting and strategically important step in the history of our organization.

Sincerely,

Gregory A. Dufour

President and Chief Executive Officer